EXHIBIT 2.3

                                ESCROW AGREEMENT

            THIS ESCROW AGREEMENT (this "Agreement") is made as of July 11, 2000, by and among Nastech Pharmaceutical Company Inc., a corporation incorporated under the laws of the State of Delaware, (the "Company"), Castlebar Enterprises Limited, a British Virgin Islands corporation ("Investor"), and Epstein Becker & Green, P.C., (the "Escrow Agent"). Capitalized terms used but not defined herein shall have the meanings set forth in the Equity Line of Credit Agreement referred to in the first recital.

                              W I T N E S S E T H:

            WHEREAS, the Investor will from time to time as requested by the Company, purchase shares of the Company's Common Stock from the Company as set forth in that certain Equity Line of Credit Agreement (the "Purchase Agreement") dated the date hereof between the Investor and the Company, which will be issued as per the terms and conditions contained herein and in the Purchase Agreement; and

            WHEREAS, the Company and the Investor have requested that the Escrow Agent hold in escrow and then distribute the initial documents and certain funds which are conditions precedent to the effectiveness of the Purchase Agreement, and have further requested that upon each exercise of a Put, the Escrow Agent hold the relevant documents and the applicable purchase price pending receipt by the Investor of certificates representing the securities issuable upon such Put;

            NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE 1

                   TERMS OF THE ESCROW FOR THE INITIAL CLOSING

            1.1. The parties hereby agree to establish an escrow account with the Escrow Agent whereby the Escrow Agent shall hold the funds and documents which are referenced in Section 7.1 and 7.2 of the Purchase Agreement.

            1.2. The Company shall deliver to the Escrow Agent:

                        (i) the original Initial Warrant certificate in the form of Exhibit D to the Purchase Agreement;

                        (ii) the original executed Registration Rights Agreement in the form of Exhibit C to the Purchase Agreement;

                        (iii) the original executed opinion of Bruce R. Thaw,
                              Esq., counsel of the Company, in the form of Exhibit F to the Purchase Agreement;

                        (iv)  the sum of $20,000;

                        (v) a warrant certificate to purchase up to 16,500 shares of Common Stock issued to Jesup and Lamont Securities Corporation otherwise identical in form to that of the Initial Warrant (the "J&L Warrant");

                        (vi) the original executed Company counterpart of this Escrow Agreement; and

                        (vii) the original executed Company counterpart of the
                              Purchase Agreement.

            1.3. Upon receipt of the foregoing, and receipt of executed counterparts from Investor of the Purchase Agreement, the Registration Rights Agreement and this Escrow Agreement (the "Initial Closing"), the Escrow Agent shall calculate the exercise price of the Warrant and the J&L Warrant and enter the exercise price, the commencement date and termination date of such warrants on the faces thereof and immediately transfer the sum of Twenty Thousand Dollars ($20,000) to Epstein Becker & Green, P.C. ("EB&G"), 250 Park Avenue, New York, New York 10177 for the Investor's legal and administrative costs and the Escrow Agent shall then arrange to have the Initial Warrant certificate, the Purchase Agreement, this Escrow Agreement, the Registration Rights Agreement and the opinion of counsel delivered to the Investor and the J&L Warrant certificate delivered to Jesup & Lamont Securities Corporation.

                                   ARTICLE 2

                        TERMS OF THE ESCROW FOR EACH PUT

            2.1. Each time the Company shall send a Put Notice to the Investor as provided in the Purchase Agreement, it shall send a copy, by facsimile, to the Escrow Agent.

            2.2. Each time the Investor shall purchase shares pursuant to a Put, the Investor shall send the applicable Investment Amount of the Put Shares to the Escrow Agent on or before the Closing Date for such Put. The Company shall promptly, but no later than five (5) Trading Days after receipt of notice from the Escrow Agent that it has the funds for the Investment Amount cause its Transfer Agent to deliver the Put Shares to Investor's account through the Depository Trust Company, if possible, or else to deliver such certificates to the Escrow Agent and deliver the applicable Put Warrant and Short Term Warrant to the Investor and a warrant certificate to purchase up to 1,000 shares of Common Stock for each $100,000 of Put Shares purchased pursuant to such Put issued to Jesup & Lamont Securities Corporation otherwise identical in form to that of the Warrant (each an "Additional J&L Warrant"). In the event that the certificates representing the Put Shares, the applicable Put Warrant and the applicable Additional J&L Warrant have not been delivered to the Investor or the Escrow Agent, as applicable, within five (5) Trading Days of the date of the Escrow Agent's notice, then Investor shall have the right to demand, by notice, the return of the Investment Amount, and the Put Notice shall be deemed cancelled. The Escrow Agent shall calculate the exercise price of the Put Warrant, Short Term Warrant and the Additional J&L Warrant and enter the exercise price, the commencement date and termination date of such warrants on the faces thereof and within one (1) Trading Day of Closing wire the Investment Amount per the written instructions of the Company net of a brokerage fee equal to four percent (4%) of the Investment Amount of each Put payable to Jesup & Lamont Securities Corporation (Six Thousand Five Hundred Dollars shall be deducted from Jesup & Lamont Securities Corporation brokerage fee at the initial Put and One Thousand Five Hundred Dollars ($1,500) shall be deducted from Jesup & Lamont Securities Corporation's brokerage fee at each Put thereafter as escrow expenses to the Escrow Agent). The Escrow Agent shall remit Jesup & Lamont Securities Corporation's fee in accordance with wire instructions that will be sent to Escrow Agent from Jesup & Lamont Securities Corporation and deliver the Warrants to the appropriate parties.

                                   ARTICLE 3

                                  MISCELLANEOUS

            3.1. No waiver or any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

            All notices or other communications required or permitted hereunder shall be in writing, and shall be sent by fax, overnight courier, registered or certified mail, postage prepaid, return receipt requested, and shall be deemed received upon receipt thereof, as set forth in the Purchase Agreement.

            3.2. This Escrow Agreement shall be binding upon and shall inure to the benefit of the permitted successors and permitted assigns of the parties hereto.

            3.3. This Escrow Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto; provided, however, that in the event of any conflict between the terms of this Escrow Agreement and the Purchase Agreement, the Purchase Agreement shall control. This Escrow Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the parties to be charged or by their respective agents duly authorized in writing or as otherwise expressly permitted herein.

            3.4. Whenever required by the context of this Escrow Agreement, the singular shall include the plural and masculine shall include the feminine. This Escrow Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to Articles are to this Escrow Agreement.

            3.5. The parties hereto expressly agree that this Escrow Agreement shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of New York. Except as expressly set forth herein, any action to enforce, arising out of, or relating in any way to, any provisions of this Escrow Agreement shall brought through the American Arbitration Association at the designated locale of New York, New York as is more fully set forth in the Purchase Agreement.

            3.6. The Escrow Agent's duties hereunder may be altered, amended, modified or revoked only by a writing signed by the Company, each Investor and the Escrow Agent.

            3.7. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Escrow Agent to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be personally liable for any act the Escrow Agent may do or omit to do hereunder as the Escrow Agent while acting in good faith, excepting only its own gross negligence or willful misconduct, and any act done or omitted by the Escrow Agent pursuant to the advice of the Escrow Agent's attorneys-at-law (other than Escrow Agent itself) shall be conclusive evidence of such good faith.

            3.8. The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree, the Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

            3.9. The Escrow Agent shall not be liable in any respect on account of the identity, authorization or rights of the parties executing or delivering or purporting to execute or deliver the Purchase Agreement or any documents or papers deposited or called for thereunder or hereunder.

            3.10. The Escrow Agent shall be entitled to employ such legal counsel and other experts as the Escrow Agent may deem necessary properly to advise the Escrow Agent in connection with the Escrow Agent's duties hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor. The Escrow Agent has acted as legal counsel for the Investor, and may continue to act as legal counsel for the Investor, from time to time, notwithstanding its duties as the Escrow Agent hereunder. The Company consents to the Escrow Agent in such capacity as legal counsel for the Investors and waives any claim that such representation represents a conflict of interest on the part of the Escrow Agent. The Company understands that the Investor and the Escrow Agent are relying explicitly on the foregoing provision in entering into this Escrow Agreement.

            3.11. The Escrow Agent's responsibilities as escrow agent hereunder shall terminate if the Escrow Agent shall resign by written notice to the Company and the Investor. In the event of any such resignation, the Investors and the Company shall appoint a successor Escrow Agent.

            3.12. If the Escrow Agent reasonably requires other or further instruments in connection with this Escrow Agreement or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

            3.13. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the documents or the escrow funds held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed in the Escrow Agent's sole discretion (1) to retain in the Escrow Agent's possession without liability to anyone all or any part of said documents or the escrow funds until such disputes shall have been settled either by mutual written agreement of the parties concerned by a final order, decree or judgment or a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings or (2) to deliver the escrow funds and any other property and documents held by the Escrow Agent hereunder to a state or federal court having competent subject matter jurisdiction and located in the State and City of New York in accordance with the applicable procedure therefor.

            3.14. The Company and the Investor agree jointly and severally to indemnify and hold harmless the Escrow Agent and its partners, employees, agents and representatives from any and all claims, liabilities, costs or expenses in any way arising from or relating to the duties or performance of the Escrow Agent hereunder or the transactions contemplated hereby or by the Purchase Agreement other than any such claim, liability, cost or expense to the extent the same shall have been determined by final, unappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Escrow Agent.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 11th day of July, 2000.


                                 NASTECH PHARMACEUTICAL COMPANY INC.

                                 By:  /s/ Andrew Zinzi
                                    --------------------------------------------
                                      Name: Andrew Zinzi
                                      Title:  Chief Executive Officer


                                 INVESTOR:
                                 CASTLEBAR ENTERPRISES LIMITED

                                 By:  /s/ Hans Gassner
                                    --------------------------------------------
                                      Hans Gassner, Authorized Signatory


                                 ESCROW AGENT:
                                 EPSTEIN BECKER & GREEN, P.C.

                                 By:  /s/ Lowell S. Lifschultz
                                    --------------------------------------------
                                      Lowell S. Lifschultz, Authorized Signatory